Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
Net income of $3.3 million or $0.05 per diluted share; Total revenues of $39.7 million
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (May 6, 2010) – Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended March 31, 2010. Key financial results for the 2010 first quarter include:
•	Net income of $3.3 million, or $0.05 per diluted share, increased 187% compared with net income of $1.2 million, or $0.02 per diluted share, in the prior year period

•	Total revenues of $39.7 million, increased 14% compared with $34.8 million in the prior year period

•	Product-related revenue of $37.8 million, increased 18% compared with $32.1 million in the prior year period

•	Cash, cash equivalents and short-term investments of $90.8 million as of March 31, 2010
“While we are pleased with our solid top-line growth and achievement of our fifth consecutive quarter of profitability, we were very disappointed with the recent district court opinion in which the patents covering our ZEGERID® prescription products were found to be invalid, and we plan to file an appeal,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We will continue to explore our options with ZEGERID while preparing for the launch of a generic version of ZEGERID. Regardless of the outcome on ZEGERID, we remain focused on positioning Santarus for future success by continuing to actively promote GLUMETZA®, working with our ZEGERID partners Merck Consumer Care, GlaxoSmithKline and Norgine, continuing the clinical development of budesonide MMX® and rifamycin SV MMX® and executing on our business development strategies.”
Business Highlights
Key first quarter and recent highlights include the following:
•	Grew ZEGERID (omeprazole/sodium bicarbonate) net sales by 5% to $29.0 million, compared with net sales of $27.6 million in the first quarter of 2009. The company’s activities to modify or eliminate non-performing government and managed care contracts resulted in improved ZEGERID average selling prices as well as an anticipated decrease in prescription demand compared with the prior year period. ZEGERID total prescriptions were approximately 238,000 in the first quarter of 2010 versus approximately 294,000 in the first quarter of 2009.

•	Increased promotion revenue for GLUMETZA (metformin HCl extended release tablets) by 95% to $8.8 million in the first quarter of 2010, compared with $4.5 million in the first quarter of 2009. GLUMETZA total prescriptions were approximately 79,000, up 28% over the first quarter of 2009.

•	Completed enrollment in a second Phase III clinical study to evaluate budesonide MMX administered over eight weeks for the induction of remission of mild or moderate active ulcerative colitis. Enrollment in the first Phase III clinical study was completed in December 2009. Santarus expects to announce top-line results from these Phase III studies in July or August 2010.

•	Announced the launch of ZEGERID OTC™ (omeprazole 20 mg/sodium bicarbonate 1100 mg capsules) by Schering-Plough HealthCare Products, Inc. (now also known as Merck Consumer Care), the global consumer products subsidiary of Merck & Co., Inc., under its licensing agreement with Santarus for the over-the-counter (OTC) heartburn market in North America. In the U.S., the OTC heartburn market is estimated at approximately $1.8 billion based on market research data and Santarus estimates.
First Quarter 2010 Financial Results
Total revenues for the first quarter of 2010 were $39.7 million, consisting of $37.8 million in product-related revenue and $1.7 million in royalty revenue and $0.2 million in other license revenue. Santarus reported $34.8 million in total revenues in the first quarter of 2009, including $32.1 million in product-related revenue and $2.7 million in other license revenue.
Santarus reported net income of $3.3 million, or $0.05 per diluted share, for the first quarter of 2010, compared with net income of $1.2 million, or $0.02 per diluted share, for the first quarter of 2009.
The cost of product sales was $1.6 million in the first quarter of 2010 and $1.9 million in the first quarter of 2009, or approximately 5% and 7% of net product sales, respectively. The decrease in cost of sales as a percentage of net product sales was primarily attributable to increased average selling prices.
Santarus reported license fees and royalties of $3.0 million in the first quarter of 2010, which consisted of royalties payable to the University of Missouri based on prescription ZEGERID and ZEGERID OTC™ net product sales, and amortization of the $12.0 million upfront fee paid to Depomed, Inc. in July 2008. License fees and royalties were $1.8 million in the first quarter of 2009, which consisted of royalties payable to the University of Missouri based on prescription ZEGERID net product sales and amortization of the same Depomed fee.
Research and development (R&D) expenses were $5.0 million in the first quarter of 2010, compared with $3.1 million in R&D expenses in the first quarter of 2009. The $1.9 million increase in R&D expense was primarily attributable to the ongoing budesonide MMX Phase III clinical program.
Selling, general and administrative expenses were $26.5 million for the first quarter of 2010, and $26.7 million for the first quarter of 2009.
As of March 31, 2010, Santarus had cash, cash equivalents and short-term investments of $90.8 million, compared with $93.9 million as of December 31, 2009. The decrease of $3.1 million resulted from changes in operating assets and liabilities offset in part by the company’s net income, adjusted for non-cash expenses, for the three months ended March 31, 2010.
Financial Outlook for 2010
Santarus’ 2010 financial results will be impacted substantially if a generic version of the ZEGERID prescription products is launched during 2010; therefore, Santarus has updated its financial outlook for 2010.

Santarus will continue to evaluate its options with ZEGERID while preparing a contingency plan in the event of the launch of a generic version of ZEGERID. Under its contingency plan, Santarus expects to cease promotion of ZEGERID, restructure and reduce its commercial organization and other impacted operations, and focus its product promotion on GLUMETZA. At the time of a generic launch, the company also plans to launch an authorized generic version of its ZEGERID prescription products.
Santarus is continuing to pursue the development of its pipeline products and expects R&D expenses for 2010 of up to $26 million, which includes estimated costs associated with the Phase III clinical programs for budesonide MMX and rifamycin SV MMX.
Santarus also may incur license fee expenses from two success-based milestones totaling $6 million in 2010. License fee expenses may include a $3 million sales milestone to Depomed, which is payable if annual net product sales of GLUMETZA exceed $50 million in 2010. In addition, assuming the achievement of the primary endpoints in each of the two Phase III studies for budesonide MMX with statistical significance and demonstrated adequate safety, license fees will include a $3 million development milestone payable to Cosmo Technologies Limited.
If generic versions of ZEGERID prescription products are launched, the company believes it can be profitable in 2010, excluding one-time charges associated with the generic launch and organizational restructuring costs.
Santarus is continuing to assess the impact of the recent U.S. healthcare reform legislation; however, at this time the company does not believe it will have a significant impact on its 2010 results.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, May 6, 2010. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 72163066. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists, endocrinologists and other physicians. The company’s current commercial efforts are focused on ZEGERID® (omeprazole/sodium bicarbonate), which is indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI product candidates, budesonide MMX® and rifamycin SV MMX®, for the U.S. market. Budesonide MMX is being investigated in a Phase III clinical program for the induction of remission of mild or moderate active ulcerative colitis. Santarus expects to begin Phase III clinical testing of rifamycin SV MMX in patients with travelers’ diarrhea in the second quarter of 2010. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release and the related conference call that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding: research and development expense and net income; the potential for payment of two success-based milestones; whether the budesonide MMX Phase III clinical program will be successfully completed; the timing for initiation of the Phase III study for rifamycin SV MMX; the results of the planned appeal of the U.S. District Court’s recent decision in the ZEGERID patent litigation; and the potential launch of an authorized generic version of the ZEGERID products.
The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to maintain and/or increase market demand for, and sales of, the ZEGERID and GLUMETZA prescription products, including the potential and timing for launch of generic versions of the ZEGERID prescription products; the scope and validity of patent protection for Santarus’ products, including whether favorable outcomes are obtained in the planned appeal relating to Santarus’ ZEGERID prescription products and the pending litigation concerning the GLUMETZA prescription products that Santarus promotes, and Santarus’ ability to commercialize products without infringing the patent rights of others; Santarus’ ability to generate revenue under its strategic alliances, including the OTC license agreement with Schering-Plough HealthCare Products, the license and distribution agreements with GlaxoSmithKline and the license agreement with Norgine; Santarus’ ability to successfully develop (including timely and successful completion of the ongoing and planned phase III clinical programs) and obtain regulatory approval for the budesonide MMX and rifamycin SV MMX product candidates in a timely manner or at all; adverse side effects or inadequate therapeutic efficacy of Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; Santarus’ ability to further diversify its sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; the impact of healthcare reform legislation and the recent turmoil in the financial markets; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus®, ZEGERID ® and ZEGERID OTC™ are trademarks of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Limited.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents and short-term investments	$90,820	$93,944
Accounts receivable, net	15,095	16,253
Inventories, net	4,882	5,336
Prepaid expenses and other current assets	7,814	3,797

Total current assets	118,611	119,330
Long-term restricted cash	1,400	1,400
Property and equipment, net	970	875
Intangible assets, net	9,375	9,750
Other assets	6	6

Total assets	$130,362	$131,361

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$52,898	$58,676
Allowance for product returns	13,373	12,846
Current portion of deferred revenue	—	245

Total current liabilities	66,271	71,767
Deferred revenue, less current portion	2,727	2,678
Long-term debt	10,000	10,000
Total stockholders’ equity	51,364	46,916

Total liabilities and stockholders’ equity	$130,362	$131,361

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Product sales, net	$29,010	$27,555
Promotion revenue	8,824	4,539
Royalty revenue	1,670	—
Other license revenue	245	2,716

Total revenues	39,749	34,810
Costs and expenses:
Cost of product sales	1,573	1,880
License fees and royalties	2,960	1,827
Research and development	5,017	3,111
Selling, general and administrative	26,539	26,718

Total costs and expenses	36,089	33,536

Income from operations	3,660	1,274
Other income (expense):
Interest income	22	92
Interest expense	(116)	(113)

Total other income (expense)	(94)	(21)

Income before income taxes	3,566	1,253
Income tax expense	255	100

Net income	$3,311	$1,153

Net income per share:
Basic	$0.06	$0.02

Diluted	$0.05	$0.02

Weighted average shares outstanding used to calculate net income per share:
Basic	58,355,965	57,821,921
Diluted	62,456,602	58,229,931